Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Pre-effective Amendment No. 2 to Form S-4 of Ameris Bancorp of our report dated March 14, 2014, relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2013, included in the Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

February 2, 2016